UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 24, 2016

COLONY BANKCORP, INC.

(Exact name of Registrant as Specified in Charter)

Georgia	000-12436	58-1492391
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

115 South Grant Street, Fitzgerald, Georgia 317501

(Address of Principal Executive Offices)

(229) 426-6000

Registrant’s telephone number, including area code

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 24, 2016, Colony Bankcorp, Inc. (the “Company”) announced the promotion of Mr. J. Stan Cook to Executive Vice President and Chief Operating Officer of the Company and the Company’s wholly owned subsidiary, Colony Bank (the “Bank”), effective immediately. Prior to his promotion, Mr. Cook served as the Bank’s Director of Operations.

Mr. Cook, 54, joined the Company on July 23, 2012 as a member of the Bank’s senior management team. He was charged with improving the Bank’s operation and information technology systems and preparing the Bank to operate in compliance with the Dodd Frank Act. Prior to that time, Mr. Cook served as the Chief Regional Executive of Atlantic Southern Bank, which he joined in 2006. In this capacity, he oversaw the development of the Bank’s Mid-South market and was responsible for the Bank’s retail management, operations, compliance, information technology, and building management. Mr. Cook earned his BBA in Finance from Georgia Southern University in 1984 and his MBA from Georgia College and State University in 1991. He also is a 1996 graduate of the LSU Graduate School of Banking.

Mr. Cook will not be entering into an employment agreement with the Company. In connection with his promotion to Executive Vice President and Chief Operating Officer of the Company and the Bank, Mr. Cook will receive a base salary of $158,000 per year. Mr. Cook will also be eligible to participate in any other compensation and benefits programs that are available to the Company’s executive officers. Mr. Cook previously entered into a Retention Agreement with the Company, effective as of March 27, 2015 (the “Retention Agreement”), pursuant to which Mr. Cook is entitled to:

●

a retention bonus equal to 0.75 times his base salary, payable in a single lump sum within thirty days following a change in control of the Company that occurs prior to March 27, 2018, provided that he remains employed by the Bank on the date of the change in control; provided, however, that if his employment is terminated by the Bank without cause (as such term is defined in the Retention Agreement) within the ninety-day period immediately preceding the change in control, then he will remain eligible to receive the change in control bonus in the event of a change in control; and

●

a post-closing retention bonus equal to 0.75 times his base salary, payable in a single lump sum within thirty days following the successful core data processing conversion of the Bank in connection with the change in control, provided that he is employed by the Bank on such date; provided, however, that if his employment is terminated by the Bank without cause (as such term is defined in the Retention Agreement) within the ninety-day period immediately preceding the change in control or between the date of the change in control and the conversion of the Bank, then he will remain eligible to receive the post-closing retention bonus.

The Retention Agreement will remain in effect pursuant to the terms specified therein.

No family relationships exist between Mr. Cook and any of the Company’s directors or executive officers. There are no arrangements between Mr. Cook and any other person pursuant to which Mr. Cook was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Mr. Cook has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

            Item 9.01      Financial Statements and Exhibits.

(d)     Exhibits

None

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, as amended, the Company duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COLONY BANKCORP, INC.

Date: May 31, 2016	By: /s/ Terry L. Hester
Terry L. Hester Executive Vice-President and Chief Financial Officer